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                                                                     EXHIBIT 4.6

                              AMENDMENT ONE TO THE
                  DISNEY SALARIED SAVINGS AND INVESTMENT PLAN
                      TRUST AGREEMENT DATED JUNE 30, 1992


     WHEREAS, The Walt Disney Company ("Disney") and Fidelity Management Trust Company ("Fidelity"), as Trustee for the Disney Salaried Savings and Investment Plan (the "Plan"), heretofore entered into a Trust Agreement dated June 30, 1992 with respect to the Plan;

     NOW THEREFORE, on this 30th day of September, 1994, the undersigned, Disney and Fidelity, hereby agree to amend the Trust Agreement for the Plan dated as of June 30, 1992, as set forth in Article IX, Section 9.01 of said Trust Agreement, as follows:

     1)  Section 4.13:  Replace Section 4.13 with the following language:

     Guaranteed Investment Contracts.  In order to provide the necessary monies
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     for exchanges or redemptions from the GIC investment option, if any, under the Plan, Disney agrees that the Plan shall maintain a liquidity reserve allocated to the Plan GIC investment option in a Mutual Fund ("Fidelity Institutional Cash Portfolios: Money Market Portfolio: Class A") maintained by the Trustee. Disney shall have the right to direct the Trustee as to the manner in which the Trustee is to vote the Mutual Fund shares held in any short-term investment fund or liquidity reserve.

     2) Schedule D: Replace the original Schedule D with the revised Schedule D which is attached to this Amendment.

     3) Schedule E: Replace the original Schedule E with the revised Schedule E which is attached to this Amendment.

     4) Schedule H: Replace Section II of the Telephone Exchange Procedures for Existing GICs with the following language:

     Exchanges from GIC Fund to Mutual Funds
     ---------------------------------------

     Participants who wish to exchange out of a GIC Fund into a mutual fund may call on any business day. Shares of the mutual fund will be purchased on the same day provided sufficient cash is held in liquidity reserve allocated to the Plan GIC investment option in a Mutual Fund ("Fidelity Institutional Cash Portfolios: Money Market Portfolio: Class A") maintained by the Trustee. If there is not enough cash in the GIC fund, there may be a short hold until cash is received from the insurance carrier.

     5) Schedule H: Replace Section III of the Telephone Exchange Procedures for Existing GICs with the following language:

     Exchanges from GIC Fund to Sponsor Stock
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     Participants who wish to exchange out of GIC Fund into Sponsor Stock may call: 1) between the 2nd and the 9th of the month. No calls will be accepted after 4:00 p.m. (ET) on the 9th (or previous business day if the 9th is not a business day). GIC Fund Shares are redeemed on the 10th of the month (or the previous business day if the 10th is not a business day) provided sufficient cash is held in a liquidity reserve allocated to the Plan GIC investment option in a Mutual Fund ("Fidelity Institutional Cash
     Portfolios: Money Market Portfolio: Class A") maintained by the Trustee (or previous business day if the 10th is not a business day), 2) between the 10th and the 19th of the month. No calls will be accepted after 4:00 p.m.
     (ET) on the 19th (or previous business day if the 19th is not a business day). GIC Fund shares are redeemed on the 20th of the month (or the previous business day if the 20th is not a business day) provided sufficient liquidity exists as above, or 3) between the 20th and the 1st of the month. No calls will be accepted after
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     4:00 p.m. (ET) on the 1st (or previous business day if the 1st is not a business day). GIC Fund shares are redeemed on the 2nd of the month (or the previous business day if the 2nd is not a business day) provided sufficient liquidity exists as above. Sponsor Stock is purchased within two (2) business days after the date on which the GIC Fund shares are redeemed.

     6)  Schedule I:  Add the prospectus for the Fidelity Institutional Cash
     Portfolios: Money Market Portfolio: Class A which is attached to this Amendment.

     7) Except as expressly amended herein, all other sections of the Trust Agreement shall remain unchanged.

     8) Disney and Fidelity hereby consent to and authorize the modifications being made as outlined herein, and do hereby agree that this Amendment shall only be executed by an authorized representative of each party.

     IN WITNESS WHEREOF, Disney and Fidelity have caused this Amendment One to be executed by their duly authorized officers effective as of the day and year first above written.

     THE WALT DISNEY COMPANY               FIDELITY MANAGEMENT TRUST COMPANY

     By: /s/ Richard D. Nanula   9/14/94   By: /s/ Christina Epstein    9/30/94
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